Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Rush Street Interactive, Inc. on Form S-8, of our report dated March 2, 2023, relating to the consolidated financial statements of Rush Street Interactive, Inc. as of and for the three years ended December 31, 2022.

/s/ WithumSmith+Brown, PC

New York, New York
June 1, 2023